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EXHIBIT 10.1

SENIOR PREFERRED FORBEARANCE AGREEMENT

        This SENIOR PREFERRED FORBEARANCE AGREEMENT (this "Agreement") is entered into as of February 27, 2002, by and between Fannie May Holdings, Inc., a Delaware corporation (the "Company"), and the persons named on the signature pages hereof as Holders (collectively, the "Holders").

RECITALS:

        A.    The Company and the Holders entered into that certain Stock Purchase Agreement, dated as of August 22, 1991 (as amended, the "Purchase Agreement").

        B.    As a condition to the closing of the transactions contemplated by the Purchase Agreement, the Company adopted and filed with the Secretary of State of the State of Delaware that certain Certificate of Designation relating to the 5% Senior Preferred Stock, no par value (the "Senior Preferred Stock"), pursuant to which the Senior Preferred Stock was created having the rights, qualifications, limitations and restrictions set forth therein (the "Original Certificate of Designation").

        C.    On June 28, 2001, the Company and the Holders entered into the Senior Preferred Amendment Agreement (the "Senior Preferred Amendment Agreement"), pursuant to which the Company and the Holders agreed to certain amendments of the Original Certificate of Designation. The "Amended and Restated Certificate of Designation of 5% Senior Preferred Stock of Fannie May Holdings, Inc.", which effected such amendments, was filed with the Secretary of State of the State of Delaware on June 28, 2001 (the "Amended Certificate of Designation"; collectively with the Purchase Agreement, the Senior Preferred Amendment Agreement and the Senior Preferred Stock, the "Senior Preferred Documents").

        D.    The Company and the Holders agree that, as of the date hereof, a total of 1,243.8558 shares of Senior Preferred Stock are issued and outstanding and held of record by the Holders as set forth on the signature pages hereof (1,000 shares of which were issued in 1991 in connection with the Company's acquisition of Archibald Candy Corporation, an Illinois corporation ("Archibald"), and the remainder of which have been issued as paid-in-kind dividends since such original issuance).

        E.    The Company has failed to make a $3.0 million redemption payment to the Holders, which was due to be paid on January 15, 2002 pursuant to the Amended Certificate of Designation (the "January 15, 2002 Redemption Payment"), and, as a result, all $10.5 million of the remaining redemption payments on the Senior Preferred Stock (the "Remaining Redemption Payments") became due and owing on February 14, 2002 and has not been paid (the "Senior Preferred Default").

        F.    Pursuant to the Amended Certificate of Designation, upon the Senior Preferred Default, the number of directors constituting the Company's Board of Directors (the "Board") automatically is increased by one and the holders of the Senior Preferred Stock have the right to elect an individual to fill such newly created directorship and that director (the "Control Director") shall have 51% of the total voting power of the Board.

        G.    Archibald is party to a Financing Agreement dated as of June 28, 2001 (as amended, supplemented or modified from time to time, the "CIT Financing Agreement") with the lenders party thereto (the "Lenders") and The CIT Group/Business Credit, Inc., as Agent for the Lenders ("Agent"). Certain "Events of Default" (as defined therein) have occurred and are continuing under the CIT Financing Agreement; however, the Agent and the Lenders have entered into a Forbearance Agreement with Archibald, the Company and Archibald Candy (Canada) Corporation dated as of December 31, 2001 (as amended, supplemented or otherwise modified from time to time, the "CIT Forbearance Agreement"), pursuant to which the Lenders have agreed to forbear from exercising their rights under the CIT Financing Agreement and to continue lending to Archibald despite the occurrence and continuance of such Events of Default until no later than March 1, 2002 (the "CIT Forbearance Termination Date").

        H.    Archibald has issued $170 million in aggregate principal amount of its 10 1/4% Senior Notes due 2004 (the "Notes") pursuant to that certain Indenture dated as of July 2, 1997 (as amended, supplemented or otherwise modified from time to time, the "Indenture") by and between Archibald and The Bank of New York, as trustee. An "Event of Default" (as defined therein) has occurred and is continuing under the Indenture; however, certain holders of the Notes (the "Consenting Noteholders") are willing to enter into a forbearance agreement (the "Noteholders' Forbearance Agreement") with Archibald pursuant to which the Consenting Noteholders are willing to agree for a limited period of time to forbear from exercising their rights under the Indenture and the Notes despite the occurrence and continuance of such Event of Default.

        I.    The Agent and the Lenders are willing to extend the CIT Forbearance Termination Date beyond March 1, 2002 and the Consenting Noteholders are willing to enter into the Noteholders' Forbearance Agreement, in each case, only if the Holders are willing to forbear from enforcing their respective rights that arise because of the Senior Preferred Default, subject to the terms and conditions of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Definitions.

        1.1  The following terms used in this Agreement shall have the meanings set forth below:

          "Forbearance Default" means any of the following: (a) the termination of the Noteholders' Forbearance Agreement without the execution and delivery of another agreement containing terms reasonably satisfactory to the Holders (other than if the result of a breach by the Holders of their obligations under Section 2.1 hereof); (b) the termination of the CIT Forbearance Agreement without the execution and delivery of another agreement among Archibald, the Agent and the Lenders containing terms reasonably satisfactory to the Holders (other than if the result of a breach by the Holders of their obligations under Section 2.1 hereof); (c) the failure of the Company to comply at any time in any material respect with any of its obligations under this Agreement; or (d) any warranty or representation made by the Company under or in connection with this Agreement shall prove to be false when made.

          "Termination Date" means the earlier to occur of (a) April 30, 2002 (or such later date as may be mutually agreed in writing by the Company and Holders owning of record a majority of the outstanding Senior Preferred Stock) and (b) the date on which the Holders provide written notice to the Company of their election to declare the occurrence of the Termination Date, which shall be no earlier than the fifth day following the date upon which a Forbearance Default occurs.

        Section 2.    Agreement to Forbear.

        2.1  On the condition that the Lenders extend the CIT Forbearance Termination Date beyond March 1, 2002 and the Consenting Noteholders enter into the Noteholders' Forbearance Agreement, the Holders shall refrain through the Termination Date from exercising their right to elect a Control Director or taking any other action or exercising any of their rights and remedies under the Senior Preferred Documents or applicable law that may exist by virtue of the Senior Preferred Default.

        2.2  Nothing in this Agreement shall be construed as a waiver of or acquiescence to the Senior Preferred Default, which shall continue in existence subject only to the agreement of the Holders, as set forth herein, not to enforce their rights or remedies until the Termination Date.

        2.3  Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification or waiver of any aspect of the Senior Preferred Documents; (b) give rise to any obligation on the part of the Holders to extend, modify or waive any term or condition of the Senior Preferred Documents; or (c) give rise to any defenses or counterclaims to the right of the Holders to compel payment of the redemption payments or to otherwise enforce their rights or remedies under the Senior Preferred Documents.

        2.4  Except as expressly limited herein, the Holders hereby expressly reserve all of their rights and remedies under the Senior Preferred Documents and under applicable law with respect to the Senior Preferred Default, including, without limitation, the accrual of interest in accordance with Section 1.5 of the Amended Certificate of Designation on the January 15, 2002 Redemption Payment from January 15, 2002 and on all of the Remaining Redemption Payments from February 14, 2002. From and after the Termination Date, the Holders shall be entitled to enforce the Senior Preferred Documents in accordance with their terms and applicable law.

        2.5  Notwithstanding anything to the contrary: (a) from and after the Termination Date, the Holders shall be free to exercise any and all of their rights and remedies under the Senior Preferred Documents or applicable law that may exist by virtue of the Senior Preferred Default, including taking action to collect all Redemption Payments and all interest accrued thereon; and (b) except for the right to elect the Control Director, the Holders shall retain and may exercise all other voting rights in respect of their Senior Preferred Stock without restriction or limitation of any kind, including, without limitation, all voting rights under Section 1.7 of the Amended Certificate of Designation.

        Section 3.    Representations and Warranties.

        3.1  In consideration of the agreement of the Holders to the forbearance herein contained, the Company hereby represents and warrants to the Holders as of the date hereof as follows:

          (a)  The execution, delivery and performance of this Agreement by the Company is within its corporate powers and has been duly authorized by all necessary corporate action on its part.

          (b)  This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        3.2  Each Holder hereby represents and warrants to the Company as of the date hereof that it owns the number of shares of the Senior Preferred Stock set forth on the signature pages to this Agreement for such Holder.

        Section 4.    Covenants.

        In consideration of the agreement of the Holders to the forbearance herein contained, the Company hereby covenants and agrees with the Holders that, until the Termination Date and at all times thereafter that the Holders own Senior Preferred Stock and there is no Control Director:

        4.1  The Holders shall have the right, voting separately as a single class with each share of Senior Preferred Stock entitled to one vote, to designate an individual (the "Observer") who shall be entitled to observe all regular and special meetings of the boards of directors of the Company and its subsidiaries and of all committees thereof, whether in person or via electronic means, and to receive the same prior notice of such meetings as is provided to the members of such boards of directors and committees; provided, however, that the Observer (a) shall have no voting rights and (b) shall execute and deliver to the Company a confidentiality agreement in form and substance reasonably satisfactory to the Company. The Company shall provide to the Observer any and all information and documents and other materials that are provided to the members of any such board of directors or committee as and when the same are provided to any such member.

        4.2  The Company shall, upon reasonable prior written notice from the Holders and the execution and delivery of appropriate confidentiality agreements, make its and its subsidiaries' officers and other management personnel available for meeting with the Holders to discuss the affairs, finances, financial condition and business operations of the Company and its subsidiaries.

        4.3  Subject to the execution and delivery of appropriate confidentiality agreements, the Company shall cooperate fully, and cause its and its subsidiaries' officers and other management personnel to cooperate fully, in furnishing information as and when reasonably requested by or on behalf of the Holders regarding the affairs, finances, financial condition and business operations of the Company and its subsidiaries.

        4.4  The Company shall promptly notify the Holders if and when a Forbearance Default occurs.

        Section 5.    Miscellaneous.

        5.1    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        5.2    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

        5.3    Counterparts.    This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        5.4    Continued Effectiveness.    The terms of the Amended Certificate of Designation remain unchanged, and all such terms shall remain in full force and effect and are hereby confirmed and ratified.

        5.5    Transfer of Senior Preferred Stock.    Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Holder to sell, assign, transfer or otherwise dispose of any Senior Preferred Stock; provided, however, that any such transfer prior to the Termination Date shall not be effective unless and until the transferee delivers to the transferor and the Company a written agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such transferee assumes the obligations of the transferor hereunder in respect of the Senior Preferred Stock transferred.

        5.6    Parties.    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns. No rights or obligations of any party under this Agreement may be assigned or transferred to any other person or entity, except as provided in Section 5.5 hereof. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Agreement.

        5.7    Notices.    All notices hereunder shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the addresses or telecopier numbers indicated on the signature pages hereto (or at such other addresses or telecopier numbers as shall be specified by like notice). Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

        5.8    Amendment.    This Agreement may not be amended except by written agreement of the Company and Holders owning of record a majority of the outstanding Senior Preferred Stock.

[signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Senior Preferred Forbearance Agreement to be executed as of the date first set forth above by their respective duly authorized officers.

COMPANY:	FANNIE MAY HOLDINGS, INC.
Address: 1137 W. Jackson Boulevard Chicago, IL 60607 Attention: President Telephone: 312-432-3409 Facsimile: 312-243-3992	By:	/s/ TED A. SHEPHERD Ted A. Shepherd President and Chief Operating Officer
HOLDERS:
78.1639 Shares of Senior Preferred Stock	JOHN D. THORNE TRUST UNDER PARAGRAPH 1 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ JOHN D. THORNE John D. Thorne, Trustee
78.1639 Shares of Senior Preferred Stock	MARTHA THORNE MORROW TRUST UNDER PARAGRAPH 1 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ MARTHA THORNE MORROW Martha Thorne Morrow, Trustee
78.1639 Shares of Senior Preferred Stock	SUSAN THORNE KRILEY TRUST
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ SUSAN THORNE KRILEY Susan Thorne Kriley, Trustee
78.1639 Shares of Senior Preferred Stock	KATHERINE THORNE TRUST UNDER PARAGRAPH 1 OF ARTICLE IV OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ SUSAN THORNE KRILEY
	By:	/s/ MARTHA THORNE MORROW Susan Thorne Kriley and Martha Thorne Morrow, Co-Trustees

232.8001 Shares of Senior Preferred Stock	JOHN D. THORNE TRUST UNDER PARAGRAPH 2 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ JOHN D. THORNE John D. Thorne, Trustee
232.8001 Shares of Senior Preferred Stock	MARTHA THORNE MORROW TRUST UNDER PARAGRAPH 2 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ MARTHA THORNE MORROW Martha Thorne Morrow, Trustee
232.8001 Shares of Senior Preferred Stock	SUSAN THORNE KRILEY TRUST UNDER PARAGRAPH 2 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ SUSAN THORNE KRILEY Susan Thorne Kriley, Trustee
232.8001 Shares of Senior Preferred Stock	KATHERINE THORNE TRUST UNDER PARAGRAPH 2 OF ARTICLE III OF THE JEAN D. THORNE TRUST DATED DECEMBER 2, 1985
Address: c/o John D. Thorne 124 South Cliffwood Avenue Los Angeles, California 90049	By:	/s/ SUSAN THORNE KRILEY
	By:	/s/ MARTHA THORNE MORROW Susan Thorne Kriley and Martha Thorne Morrow, Co-Trustees

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EXHIBIT 10.1
SENIOR PREFERRED FORBEARANCE AGREEMENT